NEWS RELEASE
FOR IMMEDIATE RELEASE

MacKenzie Realty Capital Announces Starwood REIT Tender Offer, Adviser Stock Purchases, and Aurora Leasing Update

Orinda, Calif., (October 13, 2025) – MacKenzie Realty Capital, Inc. (Nasdaq: MKZR) (“MacKenzie” or the “Company”) announced the launch of a tender offer to purchase up to 150,000 Class S shares of Starwood Real Estate Income Trust, Inc. (“Starwood”) for $16.25 per share, an approximate 22% discount to Starwood’s estimated net asset value of $20.76 as of August 31, 2025.

Starwood is a non-traded real estate investment trust, and its share redemption program is oversubscribed. The share redemption program only redeemed approximately 4% of each stockholder’s repurchase requests in June, July, and August 2025.  Thus, shareholders are not able to effectively redeem their shares via repurchase from Starwood unless they own less than $2,500. Our offer gives Starwood shareholders the opportunity to get out of all shares quickly rather than taking many years at the current rate.

If MacKenzie and its affiliates are successful in purchasing 150,000 shares of Starwood, they will have invested $2.438 million for shares that Starwood estimates are worth $3.114 million.  This represents a potential $676,500 gross profit if that estimated value is realized in the future.  MacKenzie and its affiliates purchased over $3 million in Starwood shares in their February 2025 and July 2024 tender offers at $15.30 and $17.50 per share, respectively, and they have been submitted for redemption.  Starwood redeemed approximately 6,750 shares owned by us and our affiliates in September 2025 at $20.76, greater than a 30% return in less than a year on the most tender price (or a ~18% return on the 2024 purchases).  We hope that the offer launched today will have similar results.

This material does not constitute an offer to buy any of the Class S shares of Starwood. The full details of the offer are set forth in the Company’s Offer to Purchase and in the related Assignment Form, which you should read, available at www.mackenziecapital.com/tenders/SREIT.pdf, or by calling or writing us for a free copy.

Purchases of Shares of MacKenzie by its Adviser and Aurora Leasing Update

MacKenzie also announced that its Adviser, MacKenzie Real Estate Advisers, LP, has acquired another 15,000 shares of MacKenzie, resulting in ownership by the Adviser, Robert Dixon, and an affiliate of over 7% of the outstanding shares of common stock of MacKenzie (as disclosed in Section 16 filings last week).

Mr. Dixon said “we have purchased another block of the Company’s shares because we still believe it is a good investment and that the value of the shares substantially exceeds the market price. We believe the Company has turned the corner as evidenced by its continued trend toward AFFO profitability, with the most recent annual results showing an 84% improvement in that category. We have begun leasing our multifamily development, Aurora at Green Valley, and already have leased 36% of the project! We believe in the future of MacKenzie and continue put our own money where our conviction is.”

About MacKenzie Realty Capital, Inc.
MacKenzie, founded in 2013, is a West Coast-focused REIT that intends to invest at least 80% of its total assets in real property, and up to a maximum of 20% of its total assets in illiquid real estate securities.  We intend for the real property portfolio to be approximately 50% multifamily and 50% boutique class A office. The current portfolio includes interests in 5 multifamily properties and 8 office properties plus 1 multifamily development.

For more information, please contact MacKenzie at (800) 854-8357. Please visit our website at: http://www.mackenzierealty.com

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, our ability to remain financially healthy, and our expected future growth prospects. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory,” “focus,” “work to,” “attempt,” “pursue,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. For a further discussion of factors that could cause our future results, performance, or transactions to differ significantly from those expressed in any forward-looking statement, please see the section titled “Risk Factors” in annual reports on Form 10-K and quarterly reports on Form 10-Q that we file with the Securities and Exchange Commission from time to time.

89 Davis Road, Suite 100 • Orinda, California 94563 • Toll-Free (800) 854-8357 • Local (925) 631-9100 • www.mackenzierealty.com